                            HERITAGE NY MEDICAL GROUP


                          ANCILLARY PROVIDER AGREEMENT


This ANCILLARY PROVIDER AGREEMENT ("Agreement") is made and entered into this fifteenth (15th) day of January, 1998, by and between HERITAGE NEW YORK MEDICAL GROUP, P.C., a Professional Corporation ("HNYMG") having its principal place of business at 1325 Franklin Avenue, Garden City, NY 11530 and CDS Health Management, Inc. ("CDS/Provider"), having their principal place of business at 2373 Horseshoe Drive South, Naples, FL 34104-6103.

                                   RECITALS

WHEREAS, HNYMG intends to enter into agreements with health maintenance organizations which pay HNYMG on a capitated basis and who are licensed under the laws of the State of New York, and other purchases of health care for the provision of medical services ("Plan(s)") to persons enrolled as enrollees ("Enrollees") of Plans; and

WHEREAS, HNYMG and CDS desire to enter into a contract whereby CDS agrees to provide Diabetic Supplies and Services (Health Care Services) on behalf of HNYMG to Enrollees of Plans which contract with HNYMG;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

                                    ARTICLE I

                         SERVICES TO BE PERFORMED BY THE
                           CDS HEALTH MANAGEMENT, INC.

         1.1. Definitions: Defined terms shall have the meanings given to them in Attachment A.

         1.2. Health Care Services: CDS agrees to provide Health Care Services to each Plan with which HNYMG has contracted.

         1.3. Assistants: CDS shall, at its own cost and expense, employ Professional(s) to supervise such nonprofessional assistants or any and all other employees as CDS deems necessary to perform Health Care Services pursuant to this agreement.

                                   ARTICLE II

                                 REPRESENTATIONS

         2.1. CDS hereby warrants and represents that they are a Provider or Professional Corporation, licensed to provide Health Care Services in the State of New York, and that said license(s) have not been restricted or limited.

         2.2. CDS hereby warrants and represents that any affiliated Specialist Professionals it may hire shall hold Board Certification status in their specialty, are credentialed for any subspecialty services, and have DEA certifications respectively without restrictions or limitations. If any agreement(s) between HNYMG and contracting Plan(s) have additional requirements as to qualifications of the Provider or Specialist Professional, CDS will use those members that fulfill those qualifications.

         2.3. CDS warrants and represents that all such Specialist Professionals including those providing on-call coverage must be credentialed by HNYMG and Plans contracted to HNYMG in order to provide Health Care Services to Enrollees.

         2.4. CDS warrants that it has authority to execute this Agreement and bind Providers and/or Specialist Professional to the contents contained herein.

         2.5. CDS shall furnish health care services (hereinafter "Health Care Services") to all HNYMG members. All Health Care Services furnished to Members shall be provided only upon referral from the Member" primary care physician or upon prior approval of the HNYMG Medical Director. Likewise, any additional referrals of Members by CDS to a physician or other health care provider requires prior authorization by the Member's primary care physician or the HNYMG Medical Director. Provider agrees to furnish Provider Services with the same standard of care, skill and diligence customarily used by providers of such services within the HNYMG service area.

                                   ARTICLE III

                                  COMPENSATION

         3.1. Compensation Formula: HNYMG shall pay CDS for Health Care Services provided to Enrollees (Attachment "A") pursuant to this Agreement, amounts set forth in "Schedule A" attached hereto and made a part hereof for Commercial and Senior Medicare Enrollees.

         3.2. Timing of Payment of Compensation: HNYMG shall pay CDS the fee set forth in Section 3.1 hereof. CDS shall submit to HNYMG within sixty (60) days following the provision of Health Care Services to an Enrollee a complete statement by services and charges (HCFA 1500 or its successor) for those Health Care Services provided to an Enrollee. Statements submitted beyond sixty (60) days will not be reimbursed. HNYMG shall pay CDS in accordance with the rates established in "Schedule A," or as otherwise provided in the Agreement within forty-five (45) days of receipt of a clean claim for Commercial and within HCFA guidelines for Medicare Enrollees.

         3.3. Hold-Harmless Clause: CDS hereby agrees that in no event, including, but not limited to nonpayment by HNYMG, HNYMG insolvency, or breach of this Agreement, shall CDS or affiliated Professional(s) bill, charge, collect a deposit from, seek compensation, remuneration, or reimbursement from, or have any recourse against Subscriber, Enrollee, or persons other than HNYMG acting on their behalf for services provided pursuant to this Agreement. This provision shall not prohibit collection of supplemental charges made in accordance with the terms of the agreement between HNYMG and Plan.

         CDS further agrees that: (1) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of the HNYMG Subscriber/Enrollee, and that (2) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between CDS or Provider and Subscriber, Enrollee, or persons acting on their behalf.

         3.4. Patient Billing: CDS shall look only to HNYMG for compensation for Covered Services and shall at no time seek compensation from Enrollees for Covered Services. No surcharge to any Enrollee shall be permitted. A surcharge shall, for purposes of this Agreement, be deemed to be any additional fee not provided for in the Enrollee Plan contract and Evidence of Coverage.

         3.5. Non-Covered Services: HNYMG recognizes that Enrollees may request Non-Covered Services. CDS may bill, and collect from Enrollee those amounts for Non-Covered Services if CDS has received a denial of authorization from HNYMG and has informed the Enrollee in writing prior to delivery of services that the service is not a Covered Service.

         3.6. Patient Responsibility: CDS shall bill and collect all applicable co-payments and deductibles specifically permitted in an Enrollee/Plan Contract from the Enrollee. CDS shall further bill and collect all charges from an Enrollee for those Non-Covered Services provided to an Enrollee pursuant to
Section 3.5.

                                   ARTICLE IV

                            COORDINATION OF BENEFITS

         4.1. When the primary and secondary benefits are coordinated, determination of liability will be in accordance with usual procedures employed by the New York Department of Insurance and applicable state regulations. CDS agree to cooperate in the Coordination of Benefits.

                                    ARTICLE V

                 OBLIGATIONS OF CERTIFIED DIABETES SERVICES INC.

         5.1. CDS shall provide Health Care Services to all Enrollees referred by NYMG Participating Physicians unless:

              a) CDS or Provider is a provider under the terms of this Agreement and has provided HNYMG with a minimum of ninety (90) days' prior written notice of Certified Diabetes Services Inc.'s intent to refuse to accept additional Enrollees in accord with Article VIII and Section 10.1; or

              b) CDS has terminated this Agreement to provide services under the terms provided herein with proper written notice as defined in Article VIII and section 10.1.

         5.2. Hours: CDS agrees to be available to provide Health Care Services during normal office hours and to provide coverage for said services after hours 365 days a year or arrange for coverage with a like specialty professional who has been credentialed by HNYMG and who accepts the terms of reimbursement as defined by this Agreement.

         5.3. Malpractice Insurance: CDS shall separately provide, at its sole cost and expense, through the entire term of this Agreement, a policy of malpractice liability insurance with a licensed insurance company admitted to do business in the State of New York in a minimum amount of One Million Dollars ($1,000,00.000) per claim and Two Million Dollars ($2,000,000.00) in the annual aggregate, to cover any loss, liability or damage alleged to have been committed by CDS or Provider, agents, servants or employees of CDS. CDS shall have a "tail" policy for a period of no less than five (5) years following the effective termination date of the foregoing policy if said policy is a "claims made" policy. Said "tail" policy shall have the same policy limits as the primary liability policy.

         5.4. Proof of Insurance: CDS agrees to immediately notify HNYMG if such liability insurance is canceled, denied or not renewed for any reason, and to notify HNYMG immediately of any claims related to services provided to Enrollee against CDS or CDS's employees or agents. Upon reasonable request of HNYMG, CDS shall furnish to HNYMG, written evidence that the policy of insurance required under Section 5.3 hereof is in full force and effect, and valid and existing in accordance with the provisions of said paragraph.

         5.5. CDS Licensure: CDS shall maintain the necessary business licenses, including, but not limited to CDS's license to provide health care in the State of New York, and to ensure that all of the CDS employees and agents do the same as appropriate. If at any time during the term of this Agreement, CDS's license to provide Health Care Services in the State of New York is suspended, conditioned or revoked, this Agreement shall terminate immediately and become null and void and of no further force or effect, except as provided otherwise herein as of the date of the suspension, condition or revocation of CDS's license, without regard to whether or not such suspension, condition or revocation has been finally adjudicated. CDS agrees to notify HNYMG as soon as CDS becomes aware of any suspension, condition, or revocation placed on CDS's license to provide Health Care Services in the State of New York or any similar disciplinary action initiated against any person employed by or associated with CDS who provides Covered Services. If at any time an affiliated Professional shall have their license to practice health care or medicine in the State of New York suspended, conditioned or revoked, CDS shall immediately notify HNYMG and shall immediately stop Provider from providing Covered and Non-Covered Services to Enrollees, without regard to whether or not suspension, condition or revocation has been finally adjudicated.

         5.6. Notifications: CDS must immediately advise HNYMG in writing of:

              a) Any suspension, revocation or relinquishment, whether voluntary or involuntary, of CDS's hospital admitting privileges or license to practice health care or medicine or prescribe drugs;

              b) Any investigatory, disciplinary or other action or proceeding against CDS, for which CDS becomes aware, by any licensing authority, medical professional organization or government agency, including but not limited to the state of and federal agencies that administer Medicare and Medicaid;

              c) Any act, omission or conduct by CDS for which its license to provide health care or medicine or prescribe drugs, status as a participating provider under Medicare or Medicaid, or membership in any professional organization, could be revoked or suspended; or

              d) any materially false or misleading statement or material omission by CDS or Provider in connection with being credentialed or recredentialed as an HNYMG Provider.

         5.7. Compliance with HNYMG Policies: CDS agrees to cooperate with any written administrative programs and procedures, including credentialing requirements, utilization management, quality management, patient satisfaction studies, outcomes research and similar activities which may be adopted by HNYMG regarding the performance of Covered Services pursuant to this Agreement and provided to CDS, including Plan grievance procedure.

         5.8. Obligation to Bind CDS Inc.'s Employees: HNYMG's obligations under this Agreement are expressly conditioned upon CDS Inc.'s causing each Provider to secure the agreement of all persons employed by or associated with the Provider who may render Covered Services to Enrollees, to be subject to the requirements of the Agreement as if each had executed the Agreement individually. At HNYMG's request and assistance, CDS agrees to cause each Professional to participate in promotional activities and assist in the process to enroll Medicare patients who wish to assign themselves to a Plan.

         5.9. CDS Roster: CDS agrees that HNYMG and each Plan which contracts with HNYMG may use CDS Inc.'s including Provider, name, address, phone number, type of practice and willingness to accept new patients in the HNYMG or Plan roster of Provider participants. The roster may be inspected by and is intended to be used by prospective patients, prospective HNYMG physicians and others. HNYMG may utilize the CDS Inc.'s name(s) for normal promotion and advertisement. CDS may list HNYMG's name, address and telephone number as a payor on a list of payors or in reference to its network participation in informational literature and materials only. Any other use of HNYMG's name, logo or trademark may be used only with prior written consent of HNYMG.

         At HNYMG's request and assistance, CDS agrees to participate in promotional activities and assist in the process to enroll Medicare patients who wish to assign themselves to a Plan.

         5.10. Compliance with New York and Federal Statutes: CDS agrees to cooperate with HNYMG so that HNYMG may meet any requirements imposed on HNYMG by state and federal law, as amended, and all regulations issued pursuant thereto. CDS agrees to maintain such records and provide such information to HNYMG or, to agencies, for compliance as may be required. Such obligations shall not be terminated upon termination of this Agreement. CDS agrees to permit HNYMG, contracting Plans, or HNYMG's authorized representative at all reasonable times to have access upon request to books, records and other papers relating to Health Care Services rendered by Provider, and access to the cost thereof and to the amounts of any payments received from Enrollees or from others on such Enrollee's behalf.

         CDS agrees to retain such books and records for a term of at least seven (7) years from and after the termination of this Agreement or a longer period if required by law or regulation and agrees to permit access to and inspection by HNYMG, contracting Plans, the New York Department of Health, the United States Department of Health and Human Services at all reasonable times and upon demand, of all of those facilities, books and records maintained or utilized by CDS or Provider in the performance of Health Care Services pursuant to this Agreement.

         5.11. Nondiscrimination: CDS agrees to: (1) not to differentiate or discriminate in its provision of Health Care Services to Enrollees because of race, color, national origin, ancestry, religion, sex, marital status, sexual orientation, or age; and (2) to render Health Care Services to Enrollees in the same manner, in accordance with the same standards, and within the same time availability as offered to non-Plan patients consistent with existing medical ethical/legal requirements for providing continuity of care to any patient.

         5.12. Cooperation with Medical Directors: CDS agrees to cooperate with Medical Directors, including Plan Medical Directors, in the review of the quality and appropriateness of care administered to Enrollees.

         5.13. Compliance with HNYMG Pharmaceutical Formularies: CDS shall comply with pharmaceutical formularies developed and/or adopted by HNYMG and Plans.

         5.14. Referral Services: CDS agrees to refer only to Participating Providers, except in the case of a medical Emergency. Pre-authorization notification is required for the following: non-Emergency inpatient or outpatient Covered Services, referrals to participating or non-participating health Care Physicians and other health care providers.

         If, due to the severity of the Emergency, prior authorization cannot be obtained, CDS shall act appropriately in Enrollees best medical interest and notify HNYMG as soon as possible, but in no instance shall notification be later than 24 hours of rendering Covered Services by Provider, or other healthcare provider or admission to a hospital. Notification received after 24 hours may result in non-payment for said services by HNYMG, at their sole discretion, based on medical necessity.

         5.15. Verification of Member Eligibility: CDS agrees to admit Enrollees or render any services other than Emergency Covered Services only upon the verification of eligibility and an authorization number for services from HNYMG. Eligibility may be verified directly by on-line connection with HNYMG. Should CDS be unable to ascertain the eligibility of a patient who holds himself/herself out to be an HNYMG Enrollee, CDS shall render immediate and necessary care on a good faith basis. At the first available opportunity, eligibility shall be verified by CDS. If the patient proves not to be an eligible HNYMG Enrollee, CDS shall collect the amount due from the patient.

         5.16. Encounter Data: CDS, whether compensated on a discounted fee basis or capitated, agrees to submit to HNYMG, on a monthly basis, encounter data by type of Health Care Service provided on a HCFA 1500 form, which specifies professional and ancillary care and which contains a statement of fee for service charges. CDS agrees to submit such encounter data to HNYMG by the 10th of the month following the month in which Health Care Services were rendered.

                                   ARTICLE VI

                                     RECORDS

         6.1. Disclosure of Credentialing Information and Records: If requested, CDS hereby authorizes HNYMG to release any and all information, records and reports specific to CDS, including CDS qualifications and credentialing information to Plans, governmental licensing agencies, or accreditation agencies without CDS's prior written consent.

         6.2. Maintenance and Retention of Records: CDS shall maintain medical records that are accurate, complete, up-to-date, organized and otherwise in conformance with good medical practice, so as to permit effective patient care and quality review. Such records shall be retained for a period of seven (7) years from the last date of treatment, or a longer time period if required by law or regulation.

         6.3. Access to Enrollee Medical Information: CDS shall comply with all applicable laws, Professional standards and HNYMG policies regarding confidential treatment of Enrollee medical information. Subject to and in accordance with the foregoing, CDS shall make available to HNYMG and Plans at no cost, other than the cost of copies, all Enrollee medical information required by either of them for purposes of quality management and improvement (including medical record review and peer review), utilization management (including case management), adjudication of Enrollee claims, and resolution of complaints.

                                   ARTICLE VII

                                TERM OF AGREEMENT

         7.1. Term: This Agreement will become effective on the date executed by HNYMG and will be effective for a period of twelve (12) months thereafter. This Agreement will automatically be renewed for successive periods of twelve (12) months each on the same terms and conditions contained herein.

                                  ARTICLE VIII

                          TERMINATION OF THE AGREEMENT

        8.1. Termination: Notwithstanding any other provision of this Agreement, HNYMG shall have the right to terminate this Agreement (1) immediately upon written notice to CDs in the event that CDS shall be determined by HNYMG to be in material violation or breach of the requirements of the Agreement, and has failed to correct such violation or breach in seven (7) calendar days, after notice by HNYMG, (2) if HNYMG reasonably determines that the continuation of this Agreement may negatively affect the care rendered to Enrollees, or (3) CDS or any person employed by or associated with CDS has failed to maintain CDS liability insurance in the amount required in this Agreement.

         8.2. Termination Without Cause: This Agreement may be terminated by CDS at the end of each month, without cause, by the giving of one hundred eighty
(180) days' prior written notice to HNYMG, unless a mutually accepted date is agreed upon in writing. This Agreement may be terminated by HNYMG at any time, without cause, by the giving of one hundred eighty (180) days' prior written notice to CDS Inc., unless a mutually accepted date is agreed upon in writing.

         8.3. Termination for Nonpayment: This Agreement may terminated by CDS by the giving of thirty (30) days' prior written notice for undisputed and uncorrected nonpayment by HNYMG to CDS Inc.

         8.4. Termination of Agreement with Plan: In the event that the Agreement to provide services between HNYMG and contracting Plan(s) is terminated for any reason, HNYMG may terminate this Agreement on thirty (30) days' prior written notice to CDS Inc.

         8.5. Termination Mandated By Law: This Agreement may be terminated by either party on thirty (30) days' written notice in the event that any court or governmental agency determines that this Agreement violates any law or regulation, or if such termination is expressly required by law. A shorter notice period or no notice at all may be employed if required or ordered by any court, governmental agency in authority or by legislative act.

         8.6. Responsibility for Enrollees at Termination: CDS and each affiliated Professional shall continue to provide Health Care Services to an Enrollee who is receiving Health Care Services from CDS on the effective termination date of this Agreement until the Health Care Services being rendered to the Enrollee by CDS are completed (consistent with existing medical ethical/legal requirement for providing continuity of care to a patient), unless HNYMG or a Plan makes reasonable and medically appropriate provision for the assumption of such Health Care Services by another Participating Provider. HNYMG shall compensate CDS for those Health Care Services provided to an Enrollee at the rate in effect at the time of this Agreement.

                                  ARTICLE IX

                              OBLIGATIONS OF HNYMG

         9.1. Utilization Review and Quality Assurance Procedure: HNYMG shall provide to CDS the policies and procedures for HNYMG utilization and quality management programs, including necessary forms. HNYMG shall establish a Utilization Management Committee and a Quality Management Committee composed of participating Providers to develop and oversee implementation of these programs.

         9.2. Rights of Appeal: HNYMG shall establish an appeals process for CDS's appeal of denials of payment for medical services rendered to Enrollees, using an established appeals process.

         9.3. Dispute Resolution Mechanism: HNYMG shall establish a dispute resolution procedure for processing complaints or concerns of CDS, a Professional, or Enrollee, including a formal grievance procedure. HNYMG shall supply copies of such dispute resolution mechanism procedure to CDS.

         9.4. Managed Care Education: HNYMG agrees to work with representatives of CDS to develop and implement educational materials and programs for CDS and Enrollees. Such programs may include: newsletter, training for Professional's office staff, disease management programs, educational materials for Enrollees.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1. Notices: Any notices required or permitted to be given hereunder by either party shall be in writing. Notices given to CDS shall be deemed to be received three (3) business days after having been deposited in the U.S. mail with first class postage prepaid, or upon receipt whichever comes first, or upon electronic confirmation of receipt of facsimile. Notices given to HNYMG shall be deemed to have been received only upon actual receipt. Notices given pursuant to termination of this Agreement of Section 5.4 or Section 5.5 of this Agreement must be given by registered or certified mail, postage prepaid with return receipt requested or overnight delivery service with tracking number. Notices shall be addressed to the parties at the addresses appearing below, but each party may change such party's address by written notice given in accordance with this paragraph.

   Heritage New York Medical Group           Certified Diabetes Services, Inc.
   1325 Franklin Avenue, Suite 102           2373 Horseshoe Drive South
   Garden City, NY  11530                    Naples, FL  34104
                                             Attn:  Ronald G. Hersch, PhD
                                             TEL:  (941) 430-5034
                                             FAX:  (941) 403-4306

         10.2. Entire Agreement of the Parties: This Agreement supersedes any and all agreements, either written or oral, between the parties hereto with respect to the subject matter contained herein and contains all of the covenants and agreements between the parties with respect to the rendering of Covered Services. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Except as otherwise provided herein, any effective modification must be in writing, signed by the party to be charged.

         10.3. Amendment: If HNYMG wishes to amend this Agreement, it shall give notice to CDS of the proposed amendment. The failure of CDS to object to any such proposed amendment within thirty (30) calendar days shall constitute acceptance of the proposed amendment. Amendment shall become effective on the 31st day, unless within the 30 day period at least one-third (1/3) of all affected participating Providers object in writing to the amendment, in which case HNYMG shall either withdraw the amendment or send CDS a new proposed amendment.

         10.4. Severability: If any provision of this agreement is held by a court of competent jurisdiction or applicable state or federal law, and its implementing regulations, to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect.

         10.5. Arbitration: Any controversy or claim arising out of or relating to this Agreement or the breach thereof that cannot be resolved by both parties via the dispute resolution policy described in Section 9.3 will be settled by arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall occur within the County of Nassau, State of New York, unless the parties mutually agree to have such proceeding in some other locale. The arbitrator(s) may in any such proceeding award attorneys' fees and costs to the prevailing party.

         10.6. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         10.7. Assignment: CDS shall not have the right to assign any of his/her respective rights or delegate any of his/her respective duties hereunder without receiving the prior written consent of HNYMG. Any such assignment, if not consented by HNYMG, shall be null and void. This Agreement shall be binding upon, and shall insure to the benefit of, the parties to it, and their respective heirs, legal representatives, successors and assigns. HNYMG may assign this agreement without approval of CDS Inc.

         10.8. Independent Contractor: At all times relevant and pursuant to the terms and conditions of this Agreement, CDS are and shall be construed to be independent contractors practicing their profession and shall not be deemed to be or construed to be an agent, servant or employee of HNYMG, except as specifically set forth herein.

         10.9. Confidentiality: The terms of this Agreement and in particular the provisions regarding compensation, are confidential and shall not be disclosed except as necessary to the performance of this Agreement or as required by law. In addition, CDS shall maintain all Enrollee information including, but not limited to, the Enrollee's name, address, telephone number ("Enrollee Information"), and all other "HNYMG trade secret information" confidential. For purposes of this Agreement, "HNYMG trade secret information" shall include, but shall not be limited to: all HNYMG Plan Agreements and the information contained therein regarding HNYMG, Plans, employer groups, the financial arrangements between any hospital and HNYMG, and all manuals, policies, forms, records, files, (other than patient medical files) and lists of HNYMG.

         CDS shall not disclose or use any Enrollee information or HNYMG trade secret information for his/her own benefit or gain either during the term of this Agreement or after the date of termination of this Agreement; provided, however, CDS may use the name, address and telephone number or other medical information of an Enrollee if medically necessary for the proper treatment of such Enrollee or upon express prior written permission of HNYMG, Plans or the Enrollee.

         10.10. Non-Solicitation of Enrollees: During the period of this Agreement, and for twelve (12) months after the effective date of termination of this Agreement, CDS shall not engage in the practice of solicitation of HNYMG Enrollees or any employer of Plan of said Enrollees, without HNYMG's prior written consent. For purposes of this Agreement, solicitation shall mean any action by CDS or Provider which HNYMG may reasonably interpret to be designed to persuade an Enrollee to discontinue his/her relationship with HNYMG, to disenroll from a Plan contracting with HNYMG, or to encourage an Enrollee to receive health care from CDS or a Provider on a fee-for-service basis.

         10.11. Waiver: The waiver of any provision, or of the breach of any provision, of this Agreement must be set forth specifically in writing and signed by the waiving party. Any such waiver shall not operate or be deemed to be a waiver of any prior or future breach of such provision or of any other provision.

         10.12. Headings: The subject headings of the articles and paragraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         10.13. No Third Party Beneficiaries: Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person, firm or corporation other than the parties hereto and their respective successors or assigns, any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, as third party beneficiaries or otherwise, and all of the terms, covenants and conditions hereof shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

         10.14. By executing this Agreement, CDS accepts the terms and conditions hereof. Once CDS has been credentialed, HNYMG shall send an executed copy of this Agreement to the CDS.

EXECUTED AT Nassau, New York, on the            HNYMG:
date and year first above written.
CDS HEALTH MANAGEMENT, INC.


/s/ Ronald G. Hersch   1/22/98                  /s/ Cindy A. Lighthill  1-23-98
------------------------------                  -------------------------------
Signature                Date                   Signature                 Date

Ronald G. Hersch, PhD                           Cindy A. Lighthill
President                                       Vice President, Operations

                                 CDS AGREEMENT

                                   SCHEDULE A

                        PAYMENT FOR HEALTH CARE SERVICES


HNYMG shall pay Provider those fees as set forth below as payment for those Health Care Services made available or provided by Provider to an Enrollee. These fees may be adjusted by HNYMG based upon funding available only upon providing CDS with thirty (30) days' prior written notice of any such modification to compensation amounts.

                   1.        Commercial HMO Enrollees         *
                   2.        Senior HMO Enrollees             *


         CDS-TLC Diabetes Disease Management Product will be made available to HNYMG members at the following rates:

                    Set-up Fee                     *

                    Participation Fee              *(for indicated # of weeks)


         CDS agrees to cooperate with educational programs arranged by HNYMG for Primary Care Physicians and/or Specialists at the request of HNYMG.

         All services are subject to Benefit Plan provisions.

/s/ Ronald G. Hersch as President  1/22/98       /s/ Cindy A. Lighthill  1-23-98
------------------------------------------       -------------------------------
   CDS Health Management, Inc./Date                         HNYMG/Date

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         * Confidential treatment requested. Portions of this document have been omitted by blocking out the relevant text pursuant to an Application for Confidential Treatment. Such blocked out omissions have been filed separately with the Securities and Exchange Commission. The Registrant shall furnish all omitted schedules and exhibits to this document upon the request of the Securities and Exchange Commission.



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                             PROFESSIONAL AGREEMENT

                                  ATTACHMENT A

                                   DEFINITIONS


         1. "Co-payment or Deductible" means those charges for Professional services which shall be collected directly by Provider from Enrollee as payment in addition to the Fee, in accordance with the Enrollee's Evidence of Coverage.

         2. "Covered Services" means those health care services and supplies including Health Care Services which an Enrollee is entitled to receive under a Plan's benefit program and which are described and defined in the Plan's Evidence of Coverage and disclosure forms, subscriber and group contracts, and in a Plan's Provider Manual.

         3. "Emergency" means the existence or sudden onset of a symptom, illness or injury which if diagnosis or treatment is delayed beyond what a reasonable practitioner of care would recommend in the application of prudent medical judgment, will result in further harm or injury to the patient, or in the case of a pregnant female, to the fetus.

         4. "Enrollee" (or "Member") means a person who is enrolled in a Plan, including enrolled dependents, and is entitled to receive Covered Services.

         5. "Evidence of Coverage" means the document issued by a Plan to an Enrollee that describes the Enrollee's Covered Services in the Plan.

         6. "Medical Director" means a Physician who is authorized by HNYMG to be responsible for administering HNYMG medical affairs and for serving as HNYMG's Medical Liaison to contracting Plans.

         7. "Medically Necessary" means medical or surgical treatment which is determined by the Participating Provider to be:


            a) Appropriate and necessary at the time for the symptoms, diagnosis or treatment of the medical condition;

            b) Within the standards of medical practice within the community as defined by HNYMG utilization management committee;

            c) Not primarily for the convenience of the Enrollee, the CDS or any other provider of health care services; and

            d) covered services must be "Medically Necessary" unless defined otherwise in the Plan's Evidence of Coverage.

         8. "Non-Covered Services" means those health care services which are not benefits under the Evidence of Coverage.

         9. "Participating Hospital" means a duly licensed and accredited hospital which has entered into an agreement with a Plan and HNYMG to provide Covered Services to Enrollees.

         10. "Participating Physician" means a physician (duly licensed to practice health care or medicine or osteopathy in accordance with applicable New York law) who has entered into an agreement with HNYMG to provide Covered Services to Enrollees.

         11. "Participating Provider" means a Participating Physician, Participating Hospital, or other licensed health facility or licensed health professional which has entered into an agreement to provide Covered Services to Enrollees.

         12. "Primary Hospital(s)" means a general acute care hospital(s) selected by HNYMG.

         13. "Primary Physician" or "Primary Care Physician" (PCP) means a Participating Physician selected by an Enrollee to render first contact medical care and to provide "Primary Care Services" and refers to physician as determined by HNYMG, usually internists, pediatricians, family practitioners and general practitioners, who are under contract with HNYMG and entered into an arrangement with HNYMG to provide certain health care services to Enrollees.

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         14. "Health Care Services" means those Covered Services for which CDS is trained, qualified, credentialed, and licensed to perform and provided to all Enrollees.

         15. "Referral" means the process by which the Participating Physician directs an Enrollee to seek and obtain Covered Services from a health professional, a hospital or any other provider of Covered Services.

         16. "Provider" means a Participating Physician who is professionally qualified to practice his/her designated specialty and whose agreement with HNYMG includes responsibility for providing Covered Services in his/her designated specialty.

         17. "Provider" means any Professional affiliated or employed by CDS and/or CDS.

         18. "Subscriber" means a person or entity which is responsible for payment to a Plan, or a person whose employment or other status, except for family dependency, is the basis for eligibility for enrollment in a Plan.